Exhibit 10.1
EMPLOYMENT AGREEMENT
(J. Terrence Lanni)
This Employment Agreement (this “Agreement”) is entered into as of September 16, 2005, (the “Effective Date”) by and between MGM MIRAGE (“Employer”, “we” or “us”), and J. Terrence Lanni (“Employee” or “you”).
1.	Employment. We hereby employ you, and you hereby accept employment by us, as Chairman of the Board of Directors and Chief Executive Officer of MGM MIRAGE to perform such executive, managerial or administrative duties as we may specify from time to time during the Specified Term (as defined in Section 2) and which are consistent with your being the most senior executive of Employer. In construing the provisions of this Agreement, the term “Employer”, “we” or “us” includes all of our subsidiary, parent and affiliated companies, but specifically excludes Tracinda Corporation, its stockholder or stockholders, and its subsidiaries.

2.	Term. The term of your employment under this Agreement commences on the Effective Date and it terminates on January 4, 2010 (the “Specified Term”). Unless a new written employment agreement is executed by the parties, upon the expiration of the Specified Term, all terms and conditions of this Agreement will continue, except that the new Specified Term of the Agreement shall be three (3) months, which shall renew for successive three (3) month periods on each successive three (3) month anniversary, if the Agreement is not otherwise terminated pursuant to its terms. This Agreement replaces and supersedes in all respects the Employment Agreement between you and us dated June 1, 2002 (the “Prior Agreement”).

3.	Compensation. During the Specified Term, we shall pay you a minimum annual salary of $2,000,000, which is unchanged from the Prior Agreement, payable in arrears at such frequencies and times as we pay our other employees. You are also eligible to receive generally applicable fringe benefits commensurate with our employees in the most senior executive positions (and in this regard, the provisions of Section 3.1(f) of SERP II (as defined in Section 10.2.1) which would otherwise limit contributions for any calendar quarter after the calendar year in which you turn 65, shall be waived so that SERP II contributions shall be made on your behalf for the full Specified Term). We will also reimburse you for all reasonable business and travel expenses you incur in performing your duties under this Agreement, payable in accordance with our customary practices and policies, as we may modify and amend them from time to time. You shall be entitled to an annual bonus (“Bonus”) determined under our Annual Performance-Based Incentive Plan for Executive Officers, or any successor plan (the “Bonus Plan”), with your participation to be determined on a pro rata basis to the extent the termination date of this Agreement does not coincide with the end of our fiscal year (such Bonus shall be paid at such time as we pay Bonuses under the Bonus Plan to our other senior executives with respect to such fiscal year, but not later than March 31 following the end of such fiscal year. In recognition of your position as Employer’s most senior executive, your eligibility for participation in the Bonus Plan shall be at a higher level than any other executive of Employer). You shall also be eligible to receive additional bonuses as determined by us in our sole and absolute discretion.

4.	Extent of Services. You agree that your employment by us is full time and exclusive. You further agree to perform your duties in a competent, trustworthy and businesslike manner. You agree that during the Specified Term, you will not render any services of any kind (whether or not for compensation) for any person or entity other than us, and that you will not engage in any other business activity (whether or not for compensation) that is similar to or conflicts with your duties under this Agreement, without the approval of the Board of Directors of MGM MIRAGE or the person or persons designated by the Board of Directors to determine such matters. Subject to the above-referenced discretion of the Board of Directors, it is understood that you may continue to serve in the capacities specified on Exhibit B hereto.

5.	Policies and Procedures. You agree and acknowledge that you are bound by our policies and procedures as they may be modified and amended by us from time to time. In the event the terms in this Agreement conflict with our policies and procedures, the terms of this Agreement shall take precedence. As you are aware, problem gaming and underage gambling can have adverse effects on individuals and the gaming industry as a whole. You acknowledge that you have read and are familiar with our policies, procedures and manuals and agree to abide by them. Because these matters are of such importance to us, you specifically confirm that you are familiar with and will comply with our policies of prohibiting underage gaming, supporting programs to treat compulsive gambling and promoting diversity in all aspects of our business.

6.	Licensing Requirements. You acknowledge that we are engaged in a business that is or may be subject to and exists because of privileged licenses issued by governmental authorities in Nevada, New Jersey, Michigan, Mississippi, Illinois, Macau S.A.R., the United Kingdom, and other jurisdictions in which we are engaged in a gaming business or where we have applied to (or during the Specified Term may apply to) engage in a gaming business. You shall apply for and obtain any license, qualification, clearance or other similar approval which we or any regulatory authority which has jurisdiction over us requests or requires that you obtain.

7.	Failure to Satisfy Licensing Requirement. We have the right to terminate your employment under Section 10.1 of this Agreement if: (i) you fail to satisfy any licensing requirement referred to in Section 6 above; (ii) we are directed to cease business with you by any governmental authority referred to in Section 6 above; (iii) we determine, in our reasonable judgment, that you were, are or might be involved in, or are about to be involved in, any activity, relationship(s) or circumstance which could or does jeopardize our business, reputation or such licenses; or (iv) any of our licenses is threatened to be, or is, denied, curtailed, suspended or revoked as a result of your employment by us or as a result of your actions.

8.	Restrictive Covenants
8.1	Competition. You acknowledge that, in the course of performing your responsibilities under this Agreement, you will form relationships and become acquainted with Confidential Information. You further acknowledge that such relationships and the Confidential Information are valuable to us, and the restrictions on your future employment contained in this Agreement, if any, are reasonably necessary in order for us to remain competitive in our various businesses. In consideration of this Agreement and the compensation payable to you under this Agreement, and in recognition of our heightened need for protection from abuse of relationships formed or Confidential Information garnered before and during the Specified Term of this Agreement, you covenant and agree that, except as otherwise explicitly provided in Section 10 of this Agreement, if you are not employed by us for the entire Specified Term, then during the entire Restrictive Period you shall not directly or indirectly be employed by, provide consultation or other services to, engage in, participate in or otherwise be connected in any way (other than through passive ownership of 1% or less of the outstanding voting securities) with any Competitor. The terms “Confidential Information,” “Restrictive Period” and “Competitor” are defined in Section 23. Your obligations during the Specified Term and Restrictive Period under this Section 8.1 include but are not limited to the following:
8.1.1	You will not make known to any third party the names and addresses of any of our customers, or any other information pertaining to those customers.

8.1.2	You will not call on, solicit and/or take away, or attempt to call on, solicit and/or take away, any of our customers, either for your own account or for any third party.

8.1.3	You will not call on, solicit and/or take away, any of our potential or prospective customers, on whom you called or with whom you became acquainted during employment by us (either before or during the Specified Term), either for your own account or for any third party.

8.1.4	You will not approach or solicit any of our employees with a view towards enticing such employee to leave our employ to work for you or for any third party, or hire any of our employees, without our prior written consent, which we may give or withhold in our sole discretion.
8.2	Confidentiality. You further covenant and agree that you will not at any time during or after the Specified Term, without our prior written consent, disclose to any other person or business entities any Confidential Information or utilize any Confidential Information in any way, including communications with or contact with any of our customers or other persons or entities with whom we do business, other than in connection with your employment hereunder.

8.3	Employer’s Property. You hereby confirm that the Confidential Information constitutes our sole and exclusive property (regardless of whether you possessed or claim to have possessed any of such Confidential Information prior to the date hereof). You agree that upon termination of your active employment with us, you will promptly return to us all notes, notebooks, memoranda, computer disks, and any other similar repositories of Confidential Information (regardless of whether you possessed such Confidential Information prior to the date hereof) containing or relating in any way to the Confidential Information, including but not limited to the documents referred to on Exhibit A hereto.

Such repositories of Confidential Information also include but are not limited to any so-called personal files or other personal data compilations in any form, which in any manner contain any Confidential Information.

8.4	Notice to Employer. You agree to notify us immediately of any other persons or entities for whom you work or provide services during the Specified Term or within the Restrictive Period. You further agree to promptly notify us, during the Specified Term, of any contacts made by any gaming licensee which concern or relate to an offer to employ you or for you to provide consulting or other services.
9.	Representation and Additional Agreements. You hereby represent, warrant and agree that:
9.1	The covenants and agreements contained in Sections 4 and 8 above are reasonable in their geographic scope, duration and content; our agreement to employ you and a portion of the compensation and consideration we have agreed to pay you under Section 3 of this Agreement, are in partial consideration for such covenants and agreements; you agree that you will not raise any issue of the reasonableness of the geographic scope, duration or content of such covenants and agreements in any proceeding to enforce such covenants and agreements, and such covenants and agreements shall survive the termination of this Agreement;

9.2	The enforcement of any remedy under this Agreement will not prevent you from earning a livelihood, because your past work history and abilities are such that you can reasonably expect to find work in other areas and lines of business;

9.3	The covenants and agreements stated in Sections 4, 6, 7 and 8 of this Agreement are essential for our reasonable protection;

9.4	We have reasonably relied on your representations, warranties and agreements, including those set forth in this Section 9; and

9.5	You have the full right to enter into this Agreement and by entering into and performance of this Agreement, you will not violate or conflict with any arrangements or agreements you may have with any other person or entity.

9.6	You agree that in the event of your breach of any covenants and agreements set forth in Sections 4 and 8 above, we may seek to enforce such covenants and agreements through any equitable remedy, including specific performance or injunction, without waiving any claim for damages. In any such event, you waive any claim that we have an adequate remedy at law.
10.	Termination.
10.1	Employer’s Good Cause Termination. We have the right to terminate this Agreement at any time during the Specified Term hereof for Employer’s Good Cause (which term is defined in Section 23). Upon any such termination, we will have no further liability or obligations whatsoever to you under this Agreement except as provided under Sections 10.1.1, 10.1.2, and 10.1.3 below.
10.1.1	In the event Employer’s Good Cause termination is the result of your death during the Specified Term, your beneficiary (as designated by you on our benefit records) will be entitled to receive (x) your salary through your death (to the extent not previously paid) and for a twelve (12) month period following your death, such amount to be paid at regular payroll intervals, (y) any Bonus attributable to our most recently completed fiscal year to the extent not previously paid (determined through application of the Bonus formula with respect to such year on a non-discretionary basis), and (z) an additional amount equal to what your Bonus would have been for the fiscal year in which your death occurs (determined through application of the Bonus formula with respect to such year on a non-discretionary basis), pro rated through the date of your death. Such Bonuses shall be paid to your beneficiary at such time as we pay Bonuses to our other senior executives with respect to such fiscal year (but not later than March 31 following the end of the applicable fiscal year).

10.1.2	In the event Employer’s Good Cause termination is the result of your Disability (which term is defined in Section 23), we will pay you or your beneficiary in the event of your death during the period in which payments are being made (x) your salary through the date of termination (to the extent not previously paid), and for an additional twelve (12) month period following the date of termination, such amount to be paid at regular payroll intervals, net of payments received by you from any short term disability policy which is either self-insured by us or the premiums of which were paid by us (and not charged as compensation to you), (y) any Bonus attributable to our most recently completed fiscal year to the extent not previously paid (determined through application of the Bonus formula with respect to such year on a non-discretionary basis), and (z) an additional amount equal to what your Bonus would have been for the fiscal year in which your termination occurs (determined through application of the Bonus formula with respect to such year on a non-discretionary basis), pro rated through the date of termination. Such Bonuses shall be paid at such time as we pay Bonuses to our other senior executives with respect to the fiscal year in which your termination occurs (but not later than March 31 following the end of the applicable fiscal year).

10.1.3	You or your beneficiary will be entitled to exercise your vested but unexercised stock options, if any, as of the date of termination to acquire Company stock, upon compliance with all of the terms and conditions required to exercise such options and to such stock as has vested pursuant to the Restricted Stock Plan without regard to any deferred vesting provisions arising out of your senior employment status, and, if Employer’s Good Cause termination is the result of your death or disability during the Specified Term, you or your beneficiary (as applicable) shall be entitled to exercise such additional stock options as would have been vested as of the first anniversary of the date of termination, upon compliance with all of the terms and conditions required to exercise such options, and to all of your restricted stock pursuant to the Restricted Stock Plan without regard to any deferred vesting provisions.
10.2	Employer’s No Cause Termination. We have the right to terminate this Agreement on written notice to you in our sole discretion for any cause we deem sufficient or for no cause, at any time during the Specified Term. Upon such termination, our sole liability to you shall be as follows:
10.2.1	We will treat you as an inactive employee through the Specified Term and (i) pay your salary for the period remaining in the Specified Term, (ii) pay your Bonus (or Bonuses) through the Restrictive Period, and (iii) maintain you as a participant in all health and insurance programs in which you and your dependents, if applicable, are then participating (as such programs may be changed by us from time to time for its employees in positions comparable to yours and subject to satisfying the eligibility requirements of such programs to the extent imposed by third party providers) through the first to occur of (x) the end of the Specified Term or (y) the date on which you become eligible to receive equivalent health and/or insurance benefits, as applicable from a new employer. However, you would not be eligible for flex or vacation time, discretionary bonus or new stock option grants, but (subject to Section 10.5.1 of this Agreement, if applicable) you would continue to vest previously granted stock options and restricted stock, if any, and to receive continued Employer contributions to and vesting of benefits in the Supplemental Executive Retirement Plans (“SERP I” and “SERP II”) and Deferred Compensation Plans (“DCP I” AND “DCP II”) for the remaining period of the Specified Term so long as you remain in inactive status for such period (and in this regard, the provisions of Section 3.1(f) of SERP II, which would otherwise limit contributions for any calendar quarter after the calendar year in which you turn 65, shall be waived, so that SERP II contributions shall be made on your behalf for the full Specified Term); and

10.2.2	You will be entitled to exercise your vested but unexercised stock options, if any, to acquire Company stock while you are on inactive status and upon termination of your inactive status, upon your compliance with all of the terms and conditions required to exercise such options.

10.2.3	In determining your Bonus (or Bonuses) for the period through the Restrictive Period, the Bonus formula applicable to you will be no less favorable than the Bonus formula which was applicable to you for the fiscal year in which your termination occurred, provided however that application of the Bonus formula with respect to you shall be on a non-discretionary basis (except to the extent all participants in the Bonus Plan are treated in an identical fashion with respect to their Bonuses). Such Bonuses shall be paid at such time as we pay Bonuses to our other senior executives with respect to such fiscal year or years (but not later than March 31 following the end of the applicable fiscal year). In the event: (x) your employment terminates pursuant to Section 10.2 following a Change of Control (as defined), or (y) in any fiscal year during which or after your employment terminates pursuant to

Section 10.2, bonuses are paid to senior executives outside of the Bonus Plan, your Bonuses shall not be subject to reduction through operation of the parenthetical in the first sentence of this Section 10.2.3.
Upon any such termination, you will continue to be bound by the restrictions in Section 8 above. Notwithstanding anything herein to the contrary, while you are in an inactive status, you may be employed by or provide consultation services to a non-Competitor, provided that we will be entitled to offset the compensation being paid by us during the Specified Term by the compensation and/or consultant’s fees being paid to you, and provided further, that we will not be required to continue to provide benefits to the extent that you are entitled to receive benefits from a third party. In addition, at any time after the end of the Restrictive Period, if you are in an inactive status, you may notify us in writing that you desire to terminate your inactive status (an “Employee Inactive Termination Notice”) and immediately thereafter we will have no further liability or obligations to you, except under Section 10.2.2 above.

10.3	Employee’s Good Cause Termination. You may terminate this Agreement for Employee’s Good Cause (which term is defined in Section 23). Prior to any termination under this Section 10.3 being effective, you agree to give us thirty (30) days’ advance written notice specifying the facts and circumstances of our alleged breach. During such thirty (30) day period, we may either cure the breach (in which case your notice will be considered withdrawn and this Agreement will continue in full force and effect) or declare that we dispute that Employee’s Good Cause exists, in which case this Agreement will continue in full force until the dispute is resolved in accordance with Section 11. In the event this Agreement is terminated under this Section 10.3, you will be treated as if you had been terminated pursuant to Section 10.2 and shall be entitled to all the compensation and benefits provided for therein.

10.4	Employee’s No Cause Termination. In the event you terminate your employment under this Agreement without cause, we will have no further liability or obligations whatsoever to you hereunder, except that you will be entitled to (i) exercise your vested but unexercised stock options, if any, to acquire Company stock upon your compliance with all the terms and conditions required to exercise such options (ii) all salary through the date of termination, (iii) any Bonus attributable to our most recently completed fiscal year to the extent not previously paid (determined in accordance with the Plan, including the exercise of discretion by the committee administering such Plan which may reduce or eliminate such Bonus) and (iv) all other vested benefits; provided, however, that we will be entitled to all of our rights and remedies by reason of such termination, including without limitation, the right to enforce the covenants and agreements contained in Section 8 and our right to recover damages.

10.5	Change in Control. In the event there is a Change in Control of Company (which term is defined in Section 23), then:
10.5.1	All of your unvested stock options and restricted stock shall become fully vested and exercisable without regard to any deferral of vesting of restricted stock arising out of your status as a senior executive.
10.5.2	If the Change of Control results from an exchange of outstanding common stock as a result of which the common stock of MGM MIRAGE is no longer publicly held, then all your options to purchase common stock of MGM MIRAGE will be exercisable for the consideration (cash, stock or otherwise) which the holders of MGM MIRAGE common stock received in such exchange. For example, if immediately prior to the Effective Date, you had vested and exercisable options to acquire 5,000 shares of MGM MIRAGE’s common stock and the exchange of stock is one share of common stock of MGM MIRAGE for two shares of common stock of the acquiring entity, then your options will be converted into options to acquire, upon payment of the exercise price, 10,000 shares of the acquiring entity’s common stock. If, in addition, you had unvested stock options, each option would become immediately vested and on exercise and payment of the exercise price, entitle you to receive two shares of the acquiring company’s common stock.

10.5.3	If the Change of Control results from a sale of MGM MIRAGE’s outstanding common stock for cash with the result that MGM MIRAGE’s common stock is no longer publicly held, then upon the Change of Control, all of your options to purchase common stock of MGM MIRAGE will become vested and immediately exercisable for cash equal to the difference between the purchase price and the exercise price for the options. For example, if immediately prior to the Change in Control, you have options to acquire 2,000 shares of MGM MIRAGE’s common stock at an exercise price of $35, and the purchase price for MGM MIRAGE common stock was $40, then upon the exercise of such options you would be entitled to receive $10,000 in full satisfaction of such options (2,000 shares times $5 per share). If, in addition, you had unvested stock options, those options would become vested and immediately exercisable and on exercise, you would be entitled to receive $5, net of applicable taxes, for each option in full satisfaction of that option.

10.5.4	You shall have the right to terminate your employment upon thirty (30) days notice to us, provided that such notice must be given by you to us no later than ninety (90) days following the Change of Control (and may be given to us prior to the Change of Control conditional upon occurrence of the Change of Control). Upon any such termination pursuant to this Section 10.5.4 (i) we shall pay you in a lump sum an amount equal to the sum of (x) your unpaid salary through the end of the Specified Term, and (y) an amount in lieu of your Bonuses through the end of the Specified Term (such amount to be determined by computing your actual Bonus, whether previously paid or accrued, for the most recently completed fiscal year of the Company (and if accrued, your Bonus shall not be subject to reduction through operation of the parenthetical in the first sentence of Section 10.2.3), dividing such Bonus (whether previously paid or accrued) by twelve, and multiplying such amount by the number of months in the Specified Term for which you have not been paid your Bonus, pro-rated for any partial month); (ii) we shall contribute, for the benefit of your SERP II and DCP II accounts, amounts determined based on your aggregate salary through the end of the Specified Term as referred to in clause (i)(x) above; (iii) we shall maintain you as a participant in all health and insurance programs in which you and your dependents, if applicable, are then participating (as such programs may be changed by us from time to time for its employees in positions comparable to yours and subject to satisfying the eligibility requirements of such programs to the extent imposed by third party providers) through the first to occur of (x) the end of the Specified Term or (y) the date on which you become eligible to receive equivalent health and/or insurance benefits, as applicable from a new employer; and (iv) you shall be released from your obligations pursuant to Section 8.1. We will cooperate with you, consistent with applicable law, to minimize excise tax, if any, pursuant to Internal Revenue Code 4999 (or any successor provision) which may arise as a consequence of the foregoing.
10.6	Survival of Covenants. Notwithstanding anything contained in this Agreement to the contrary, except as specifically provided in Section 10.3 with respect to the undertaking contained in Section 8.1, the covenants and agreements contained in Section 8 will survive a termination of this Agreement or of your employment, regardless of the reason for such termination.

10.7	Acknowledgement Concerning Options. The parties acknowledge that the provisions contained herein with respect to stock options are only applicable to stock options, if any, which are granted to you contemporaneously with, or after the date of this Agreement. With respect to any other stock options, if any, granted to you prior to the date of this Agreement, such provisions herein shall not be applicable and the provisions originally governing such stock options shall remain in full force and effect and shall not be altered by this Agreement. Notwithstanding the foregoing, the parties affirm that the provisions contained in this Agreement with respect to stock options are substantially identical to those contained in the Prior Agreement.
11.	Disputed Claim/Arbitration. In the event of any Disputed Claim (such term in defined in Section 23), such Disputed Claim shall be resolved by arbitration administered by the American Arbitration Association under its National Rules for the Resolution of Employment Disputes (or its then equivalent). Any arbitration under this Section 11 shall take place in Las Vegas, Nevada. Unless and until the arbitration process is finally resolved in your favor and we thereafter fail to satisfy such award within thirty (30) days of its entry, no Employee’s Good Cause exists for purposes of your termination rights pursuant to Section 10.3 with respect to such Disputed Claim. Nothing herein shall preclude or prohibit us from invoking the provisions of Section 10.2, or of our seeking or obtaining injunctive or other equitable relief. In the event of a purported termination by us pursuant to Section 10.1 or by you under Section 10.3 which is disputed by the other, if you prevail in the arbitration, you shall not be entitled to reinstatement, but shall be entitled to the Termination Benefits. To the extent we shall not have paid Termination Benefits during the period of such dispute and you are the prevailing party in such arbitration, in addition to any other award, you shall be entitled to interest at a rate equal to our blended cost of funds during such period.

12.	Severability. If any provision hereof is unenforceable, illegal, or invalid for any reason whatsoever, such fact shall not affect the remaining provisions of this Agreement, except in the event a law or court decision, whether on application for declaration, or preliminary injunction or upon final judgment, declares one or more of the provisions of this Agreement that impose restrictions on you unenforceable or invalid because of the geographic scope or time duration of such restriction. In such event, you and we agree that the invalidated restrictions are retroactively modified to provide for the maximum geographic scope and time duration which would make such provisions enforceable and valid. This Section 12 does not limit our rights to seek damages or such additional relief as may be allowed by law and/or equity in respect to any breach by you of the enforceable provisions of this Agreement.

13.	Travel and Related Matters.
(a)	During the Specified Term, it is anticipated that you will be required to travel extensively on our behalf. Such travel, if by air, shall be on aircraft provided by us, or if commercial airlines are used, on a first-class basis (or best available basis, if first class is not available). In the event company-owned aircraft is not available, we will, at your request, provide a charter aircraft for such purpose.

(b)	From time to time you may request the use of aircraft owned by us for personal use to fly between Las Vegas, Nevada and California. We will, subject to availability, make such aircraft available to you for such purposes on reasonable notice. We will report as compensation to you the lowest value allowable pursuant to applicable law and will “gross up” your compensation to provide additional compensation to enable you to pay the applicable federal, state and local tax (including tax on the “grossed up” amounts).

(c)	Additionally, to the extent you wish to use aircraft owned by us for personal use outside the scope of Section 13(b) above, we will, upon your request and subject to availability, make such aircraft available to you for such use, provided however, (i) we shall not be obligated to make such aircraft available to you for more than three round trips in any calendar year, and (ii) you shall be responsible for and reimburse us for all actual documented costs associated with such use, not to exceed the maximum amount we are allowed to charge for such use under applicable law or regulation.
14.	Attorneys’ Fees. In the event suit is brought to enforce, or to recover damages suffered as a result of breach of this Agreement the prevailing party shall be entitled to recover its reasonable attorneys’ fees and costs of suit.

15.	No Waiver of Breach or Remedies. No failure or delay on the part of you or us in exercising any right, power or remedy hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
16.	Amendment or Modification. No amendment, modification, termination or waiver of any provision of this Agreement shall be effective unless the same shall be in writing and signed by you and a duly authorized member of our senior management. No consent to any departure by you from any of the terms of this Agreement shall be effective unless the same is signed by a duly authorized member of our senior management. Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

17.	Governing Law. The laws of the State of Nevada shall govern the validity, construction and interpretation of this Agreement, and except for Disputed Claims, the courts of the State of Nevada shall have exclusive jurisdiction over any claim with respect to this Agreement.

18.	Number and Gender. Where the context of this Agreement requires the singular shall mean the plural and vice versa and references to males shall apply equally to females and vice versa.

19.	Headings. The headings in this Agreement have been included solely for convenience of reference and shall not be considered in the interpretation or construction of this Agreement.

20.	Assignment. This Agreement is personal to you and may not be assigned by you.

21.	Successors and Assigns. This Agreement shall be binding upon our successors and assigns.

22.	Prior Agreements. This Agreement shall supersede and replace any and all other employment agreements which may have been entered into by and between the parties. Any such prior employment agreements shall be of no force and effect.

23.	Certain Definitions. As used in this Agreement:

“Change of Control” shall mean the first to occur of any of the following events:
(1)	Any “person” or “group” of persons (as such terms are used in §13 and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than the Company’s principal stockholder as reflected in the Company’s Proxy Statement dated March 29, 2002 (the “Principal Stockholder”), the Principal Stockholder’s sole shareholder, members of the immediate family, as well as the heirs and legatees, of the Principal Stockholder’s sole shareholder and trusts or other entities for the benefit of such persons or affiliates of such persons (as such term “affiliates” is defined in the rules promulgated by the Securities and Exchange Commission) (the “Principal Stockholder Group”), becomes the beneficial owner (as that term is used in §13(d) of the Exchange Act), directly or indirectly, of fifty percent (50%) or more of the Company’s capital stock entitled to vote generally in the election of directors. (For the avoidance of doubt, as of the date hereof, the Principal Stockholder Group is the beneficial owner of fifty percent (50%) or more of the Company’s capital stock);

(2)	At any time, individuals who, at the date of this Agreement, constitute the Board of Directors of the Company, and any new director whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of in excess of seventy five percent (75%) either (1) the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, or (2) the members of the Company’s Executive Committee then still in office who either were members at the beginning of the period or whose election or nomination for election to the Executive Committee was previously so approved by the directors or the Executive Committee, cease for any reason to constitute at least a majority of the Board;

(3)	Any consolidation or merger of the Company, other than a consolidation or merger of the Company in which the holders of the Stock immediately prior to the consolidation or merger hold more than fifty percent (50%) of the Stock of the surviving corporation immediately after the consolidation or merger;

(4)	Any liquidation or dissolution of the Company; or

(5)	The sale or transfer of all or substantially all of the assets of the Company to parties that are not within a “controlled group of corporations” (as defined in Internal Revenue Code §1563) in which the Company is a member.
“Company” means MGM MIRAGE.

“Competitor” means any person, corporation, partnership, limited liability company or other entity which is either directly, indirectly or through an affiliated company, engaged in gaming or proposes to engage in gaming in the State of Nevada, or in or within a 150 mile radius of any other jurisdiction in which Employer is engaged in gaming or proposes to engage in gaming.

“Confidential Information” means all knowledge, know-how, information, devices or materials, whether of a technical or financial nature, or otherwise relating in any manner to the business affairs of Employer, including without limitation, names and addresses of Employer’s customers, any and all other information concerning customers who utilize the goods, services or facilities of any hotel and/or casino owned, operated or managed by Employer, Employer’s casino, hotel, retail, entertainment and marketing practices, procedures, management policies, any trade secret, including but not limited to any formula, pattern, compilation, program, device, method, technique or process, that derives economic value, present or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain any economic value from its disclosure or use, and any other information regarding the Employer which is not already and generally known to the public, whether or not any of the foregoing is subject to or protected by copyright, patent, trademark, registered or unregistered design, and whether disclosed or communicated (in writing or orally) before, on or after the date of this Agreement, by Employer to Employee. Confidential Information shall also specifically include, without limitation, those documents and reports set forth on Exhibit A attached hereto and incorporated herein by this reference.

“Disputed Claim” means that Employee maintains pursuant to Section 10.3 that Employer has breached its duty to Employee and Employer has denied such breach.

“Employee’s Good Cause” shall mean (i) the failure of Employer to pay Employee any compensation when due, save and except a Disputed Claim to compensation; or (ii) a material reduction in the scope of duties or responsibilities of Employee or any reduction in Employee’s salary save and except a Disputed Claim.

“Employee’s Physician” shall mean a licensed physician selected by Employee for purposes of determining Employee’s disability pursuant to the terms of this Agreement.

“Employer’s Good Cause” shall mean:
(1)	Employee’s death or disability; disability is hereby defined to include incapacity for medical reasons certified to by Employer’s Physician which precludes the Employee from performing the essential functions of Employee’s duties hereunder for a substantially consecutive period of six (6) months or more. (In the event Employee disagrees with the conclusions of Employer’s Physician, Employee (or Employee’s representative) shall designate an Employee’s Physician, and Employer’s Physician and Employee’s Physician shall jointly select a third physician, who shall make the determination);

(2)	Employee’s failure to abide by Employer’s policies and procedures, misconduct, insubordination, inattention to Employer’s business, failure to perform the duties required of Employee up to the standards established by the Employer’s senior management, or other material breach of this Agreement; or

(3)	Employee’s failure or inability to satisfy the requirements stated in Section 6 above.
“Employer’s Physician” shall mean a licensed physician selected by Employer for purposes of determining Employee’s disability pursuant to the terms of this Agreement.

“Restrictive Period” means the twelve (12) month period immediately following any separation by Employee from active employment occurring during the Specified Term (or such shorter period remaining in the Specified Term should Employee separate from active employment with less than twelve (12) months remaining in the Specified Term).

24.	The parties acknowledge that neither Tracinda Corporation nor Kirk Kerkorian, individually or collectively, is a party to this Agreement or any exhibit or agreement provided for herein. Accordingly, the parties hereby agree that in the event (i) there is any alleged breach or default by any party under this Agreement or any exhibit or agreement provided for herein, or (ii) any party has any claim arising from or relating to any such agreement, no party, nor any party claiming through it (to the extent permitted by applicable law), shall commence any proceedings or otherwise seek to impose any liability whatsoever against Tracinda Corporation or Kirk Kerkorian by reason of such alleged breach, default or claim

IN WITNESS WHEREOF, Employer and Employee have entered into this Agreement in Las Vegas, Nevada, as of the date first written above.

EMPLOYEE — J. TERRENCE LANNI

/s/ J. Terrence Lanni

EMPLOYER — MGM MIRAGE

/s/ Gary N. Jacobs

14